Exhibit 99.1

mojo ventures INC. APPOINTS JEFFREY DEVLIN TO

THE COMPANY’S board of directors

Advertising Industry Veteran & Business Development Leader Brings Over 25 Years of Experience Serving Major National and International Beverage Brands

NEW YORK – DECEMBER 6, 2011 – Mojo Ventures, Inc., (OTCBB: MOJO) (“Mojo” or the “Company”) today announced the appointment of Jeffrey Devlin to its Board of Directors. Devlin brings over 25 years of advertising and business development experience to Mojo, a producer and distributor of natural and organic beverages. The Company is currently focused on the continued development of its Dispensing Cap Technology and Pinch™ low calorie, natural and organic sweetener, as well as other marketing and branding opportunities in the “better for you beverage” universe.

Over the course of his extensive advertising career, Devlin has held various executive and creative positions, and gained significant insight in the beverage industry through his work overseeing the introduction of Diet Coke® and TAB® to the market for The Coca-Cola Company.

Devlin has a proven track record in new business development for advertising agencies and won over $300 million in new business for various agencies over the past five years. Previously in his career, Devlin served as Senior Vice President of New Business Development for Doner Advertising, where he won over $70 million of new business and placed accounts with major companies and organizations including the The Coca-Cola Company, National Football League (NFL), Atari, Sirius XM Satellite Radio and Intel.

“Jeff is an outstanding executive who brings a wealth of experience developing advertising, marketing and brand strategies for leading beverage companies,” said Glenn Simpson, CEO of Mojo Ventures, Inc. “His significant advertising expertise will be a valuable asset to the company and we are delighted to welcome him to Mojo.”

Devlin was also previously a Senior Vice President at Lintas Worldwide Advertising, where he served as the head of television for accounts including The Coca-Cola Company, Heineken and General Motors. In this role, Devlin oversaw the launch of Coca-Cola’s Diet Coke® brand, which became the third best-selling soft drink worldwide after just six months on the market.

Devlin’s industry honors include 17 CLIO Awards; 16 Andy Awards for advertising excellence; 21 Telly Awards for outstanding commercials; four Effie Media Awards; and a prestigious Gold Camera from the U.S. International Film Festival. His award-winning piece for Visa, Olympics is on permanent display at the Museum of Modern Art (MOMA) in New York.

About Mojo Ventures, Inc.

Based in New York, Mojo Ventures, Inc. engages in the production, distribution, and marketing of natural and organic beverages. The company’s core objective is to promote a healthy and affordable lifestyle for children and adults alike. Mojo has developed a patent-pending bottle cap dispenser that adds nutrients and flavors to beverages at the time of consumption, a technology that ensures full potency of the nutrients. It can also be customized for countless co-branding and segments. Mojo has also developed Pinch™, an organic sweetener which is a replacement for natural and added sugar in beverages, resulting in a low calorie, healthy beverage. Mojo believes that it is well positioned for rapid growth in the fast moving consumer goods market.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "proposes", "may", "could", "should", "anticipates", "estimates", "likely", "possible", "potential", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. There can be no assurance that the Dispensing Cap Technology and Pinch™ sweetener will be successfully developed and marketed. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to establish the technical and managerial infrastructure, and to raise the required capital, to successfully develop and market its planned products, as well as future economic conditions and competition. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission. The Company disclaims any obligation to update publicly any such forward-looking information, whether as a result of new information, future events or otherwise, other than as expressly required by applicable securities laws.

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